Exhibit 99.1

FBMC TAX FAVORED ACCOUNTS DIVISION,

a Division of Fringe Benefits Management Company, Inc.

Statements of Revenue and Direct Expenses

Year Ended December 31, 2009

and the Eleven Months Ended November 30, 2010

(With Independent Auditors’ Report Thereon)

Mayer Hoffman McCann P.C.
An Independent CPA Firm KRMT Tampa Bay Division
13577 Feather Sound Drive, Suite 400 Clearwater, FL 33762 Phone: 727.572.1400 • 813.879.1400 Fax: 727.571.1933 www.mhm-pc.com

Independent Auditors’ Report

The Board of Directors

WageWorks, Inc.:

We have audited the accompanying Statements of Revenue and Direct Expenses of the FBMC Tax Favored Accounts Division, a division of Fringe Benefits Management Company, Inc., (the Division) for the year ended December 31, 2009 and the eleven months ended November 30, 2010. These statements are the responsibility of WageWorks, Inc’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Revenue and Direct Expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Revenue and Direct Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Revenue and Direct Expenses. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Revenue and Direct Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the S-l of WageWorks, Inc.) as described in Note 2 and are not intended to be a complete presentation of the financial position or results of operations of the Division.

In our opinion, the Statements of Revenue and Direct Expenses referred to above present fairly, in all material respects, the revenue and direct expenses of the Division for the year ended December 31, 2009 and the eleven months ended November 30, 2010 as described in Note 2 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

March 28, 2011

Clearwater, Florida

Member of Kreston International - a global network of independent accounting firms

FBMC TAX FAVORED ACCOUNTS DIVISION,

a Division of Fringe Benefits Management Company, Inc.

Statements of Revenue and Direct Expenses

For the Year Ended December 31, 2009

and the Eleven Months Ended November 30, 2010

(000’s)

	For the Year Ending December 31, 2009	For the Eleven Months Ending November 30, 2010
Revenue:
Spending accounts	$8,683	8,286
COBRA	983	1,261
Card processing	589	747

Total revenue	10,255	10,294
Direct expenses	11,698	10,895

Revenues less direct expenses	$(1,443)	(601)

The accompanying notes are an integral part of these financial statements.

FBMC TAX FAVORED ACCOUNTS DIVISION,

a Division of Fringe Benefits Management Company, Inc.

Notes to the Statements of Revenue and Direct Expenses

For the Year Ended December 31, 2009

and the Eleven Months Ended November 30, 2010

(000’s)

(1)	Description of Business

FBMC Tax Favored Accounts Division (the Division) is the tax-advantaged service business within Fringe Benefits Management Company, Inc. (FBMC). Specifically, the Division administers and operates a broad array of tax-advantaged spending account management programs such as health and dependent care flexible spending accounts, health savings accounts, health reimbursement arrangements, commuter benefits including transit and parking programs, COBRA and debit card benefit programs (collectively, tax-advantaged services) primarily for employee benefit plans in the public sector.

WageWorks, Inc. (“WW”) entered into an Asset Purchase Agreement (“APA”) with FBMC and on November 30, 2010 acquired all of the business and operations of the Division for approximately $7,200 plus potential future contingent consideration based on the revenues of the Division in 2011 and 2012. Contemporaneously with the APA, WW and FBMC entered into a Shared Services Agreement (“SSA”) whereby WW will provide tax-advantaged programs and customer call services to certain clients retained by FBMC and FBMC will provide certain services to support the tax-advantaged services such as facilities, information technology and production support.

The assets acquired under the APA included intellectual property, customer relationships in the form of assigned contracts and other intangible assets. No material tangible assets were acquired and liabilities assumed were limited to obligations arising under the contracts assigned as they related to services post-acquisition only. Based on the nature of these liabilities, no value has been assigned to the assumed liabilities.

(2)	Basis of Presentation

Historically, separate financial statements have not been prepared for the Division. Revenue and Direct Expenses for the year ended December 31, 2009 and the eleven months ended November 30, 2010 (the “Statements”) have been prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission. During the reporting periods, the Division has not been required to produce stand-alone financial statements. FBMC has not historically pushed down corporate level expenses to the Division as they are not directly associated with the revenue producing activities of the Division. Corporate level expenses include expenses such as services provided by senior management, human resources, legal and finance departments.

FBMC TAX FAVORED ACCOUNTS DIVISION,

a Division of Fringe Benefits Management Company, Inc.

Notes to the Statements of Revenue and Direct Expenses - Continued

(2)	Basis of Presentation - Continued

The accompanying Statements of Revenues and Direct Expenses includes fee revenue determined by reference to contracts assigned under the APA and an allocation of revenues for clients retained by FBMC. Indirect expenses such as interest and income taxes, certain management expenses and shared administrative expenses have been excluded from the accompanying Statements of Revenue and Direct Expenses, as it is not practical to isolate and allocate such indirect operating expenses to the Division. The accompanying Statements of Revenue and Direct Expenses have been derived from the accounting records of FBMC and were prepared using FBMC’s accounting policies. The Statements of Revenue and Direct Expenses are not intended to be a complete presentation of the results of the Division as a stand-alone going concern, nor are they indicative of the results to be expected from future operations of the Division. Management believes that the assumptions and allocation methods underlying the Statements of Revenue and Direct Expenses are reasonable and appropriate for the circumstances.

(3)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the Statements of Revenue and Direct Expenses requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. As discussed in Note 2, the Statements of Revenue and Direct Expenses includes allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity nor indicative of the future results of the Division.

(b)	Revenue Recognition

Fee revenue is earned from fees charged to clients, based on the number of participants enrolled in the client programs. In addition to the participant fees, the Division also earns revenue from its clients for monthly administrative services and, in some cases, implementation services. These revenues are recognized in the period in which persuasive evidence of an arrangement exists, services have been provided, all obligations have been performed, the fee is fixed or determinable and collection is reasonably assured.

Under the APA, certain contracts were assigned directly to WW (the Contracts Assigned) and certain contracts were retained by FBMC (Contracts Retained) who contracted with WW (through the SSA) to provide the same tax-advantaged services as performed on the Contracts Assigned until the earlier of termination of a particular Contract Assigned or ten years. Revenues related to Contracts Assigned were based upon direct services performed and amounts billed and accrued by FBMC. Revenues related to the Contracts Retained were allocated to the Division based on an average fee per participant for the Contracts Assigned multiplied by the number of participants in Contracts Retained. Revenues related to Contracts Retained were approximately $1,300 and $1,000 for the year ended December 31, 2009 and the eleven months ended November 30, 2010, respectively.

FBMC TAX FAVORED ACCOUNTS DIVISION,

a Division of Fringe Benefits Management Company, Inc.

Notes to the Statements of Revenue and Direct Expenses - Continued

(3)	Summary of Significant Accounting Policies - Continued

(c)	Direct Expenses

Expenses directly associated with providing tax-advantaged services were assigned to the Division and include claims administration, COBRA and card processing. Expenses for services that are not limited to tax-advantaged services including customer care, deduction management and information technology were allocated to Contracts Assigned based on criteria developed by FBMC’s management utilizing factors such as processing time, call volumes, relative revenues and time accounting. Expenses for services that are not limited to tax-advantaged services were allocated to Contracts Retained based on the average direct expenses for Contracts Assigned. The allocation of other expenses from centralized functions of FBMC to the Division including sales and marketing, occupancy and personnel were based on criteria developed by FBMC’s management and utilized factors such as square footage occupied, salaries and benefits.

(d)	Cash Flow

During the year ended December 31, 2009 and the eleven months ended November 30, 2010, FBMC provided for the Division’s financing requirements. Any cash generated by the Division was included in the overall cash flows of FBMC. Since the Division has historically not been managed or operated as a stand-alone entity, statements of cash flows were not prepared for the Division. It is not practical to prepare historical cash flow information reflecting the Division’s operating, investing and financing cash flows.

(4)	Commitment and Contingencies

Under the terms of the SSA, the Division obtained the right to use a portion of FBMC’s headquarters facility, including maintenance, utilities, connectivity and other services through November 30, 2015. Future payments under this license are $544 per year through November 30, 2013 at which time the annual rate will be adjusted if the current lease rate is different from the prevailing lease rate for comparable properties and services by more than 10%.

(5)	Concentrations

The Division had one customer that represented approximately 15% of revenue for the year ended December 31, 2009 and the eleven month period ended November 30, 2010. No other customer individually represented more than 10% of revenue for either period.

(6)	Subsequent Events

Subsequent Events were evaluated through March 28, 2011, which is the date the Statements of Revenue and Direct Expenses were available to be issued.

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